EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-118319) pertaining to the Eagle Financial Services, Inc. Stock Incentive Plan and the Registration Statement on Form S-3 (No. 333-131877) pertaining to Eagle Financial Services, Inc. Dividend Investment Plan, our report dated March 9, 2007, relating to the consolidated financial statements of Eagle Financial Services, Inc. included in the Annual Report to Shareholders on Form 10-K of Eagle Financial Services, Inc. for the years ended December 31, 2007, 2006 and 2005.

/s/ SMITH ELLIOTT KEARNS & COMPANY, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
March 14, 2008